Exhibit 10.2

COGNEX CORPORATION

First Amendment to

2007 Stock Option and Incentive Plan

WHEREAS, Cognex Corporation (the “Corporation”) declared a two-for-one stock split in the form of a stock dividend of one share of common stock, par value $.002 per share (“Common Stock”), for each share of Common Stock issued and outstanding as of the close of business on August 26, 2013 (the “Record Date”); and

WHEREAS, Section 3(b) of the Corporation’s 2007 Stock Option and Incentive Plan (the “Plan”) provides that, as a result of any stock dividend, stock split or other similar change in the Corporation’s capital stock, the outstanding shares of Common Stock are increased or additional shares of the Corporation are distributed with respect to such shares of Common Stock or other securities, an appropriate adjustment shall be made in, among other things, (i) the maximum number of shares reserved for issuance under the Plan, and (ii) the number of stock options and stock appreciation rights that can be granted to any one individual grantee under the Plan.

NOW, THEREFORE, in accordance with the provisions of Section 11 of the Plan, Section 3(a) of the Plan is hereby amended, effective as of the Record Date, by deleting such section in its entirety and substituting therefor the following:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,600,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

APPROVED: July 25, 2013